Exhibit 99.1

Cathay General Bancorp Announces First Quarter 2021 Results

LOS ANGELES, April 26, 2021 /PRNewswire/ -- Cathay General Bancorp (the "Company", "we", "us", or "our") (Nasdaq: CATY), the holding company for Cathay Bank, today announced its unaudited financial results for the quarter ended March 31, 2021. The Company reported net income of $73.4 million, or $0.92 per share, for the first quarter of 2021.

FINANCIAL PERFORMANCE

	Three months ended
(unaudited)	March 31, 2021	December 31, 2020	March 31, 2020
Net income	$73.4 million	$70.9 million	$46.9 million
Basic earnings per common share	$0.92	$0.89	$0.59
Diluted earnings per common share	$0.92	$0.89	$0.59
Return on average assets	1.57%	1.50%	1.05%
Return on average total stockholders' equity	12.23%	11.75%	8.12%
Efficiency ratio	47.03%	49.61%	44.60%

FIRST QUARTER HIGHLIGHTS

  The net interest margin increased to 3.20% in the first quarter of 2021 from 3.12% in the fourth quarter of 2020.
  There was a reversal of provisions for credit losses of $13.6 million in the first quarter of 2021 compared to a reversal for loan losses of $5.0 million for the fourth quarter of 2020.

"For the first quarter of 2021, our net interest margin was 3.20%, increasing 8 basis points from the fourth quarter of 2020. Also, there was a reversal of provisions for credit losses of $13.6 million in the first quarter of 2021 primarily due to the improved macroeconomic conditions," commented Chang M. Liu, President and Chief Executive Officer of the Company.

FIRST QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended March 31, 2021, was $73.4 million, an increase of $26.5 million, or 56.5%, compared to net income of $46.9 million for the same quarter a year ago. Diluted earnings per share for the quarter ended March 31, 2021, was $0.92 per share compared to $0.59 per share for the same quarter a year ago.

Return on average stockholders' equity was 12.23% and return on average assets was 1.57% for the quarter ended March 31, 2021, compared to a return on average stockholders' equity of 8.12% and a return on average assets of 1.05% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $1.5 million, or 1.1%, to $141.8 million during the first quarter of 2021, compared to $140.3 million during the same quarter a year ago. The increase was due primarily to a decrease in interest expense from deposits, offset, in part, by a decrease in interest income from loans and securities.

The net interest margin was 3.20% for the first quarter of 2021 compared to 3.34% for the first quarter of 2020 and 3.12% for the fourth quarter of 2020.

For the first quarter of 2021, the yield on average interest-earning assets was 3.68%, the cost of funds on average interest-bearing liabilities was 0.67%, and the cost of interest-bearing deposits was 0.63%. In comparison, for the first quarter of 2020, the yield on average interest-earning assets was 4.44%, the cost of funds on average interest-bearing liabilities was 1.49%, and the cost of interest-bearing deposits was 1.44%. The decrease in the yield on average interest-earning assets resulted mainly from lower lending rates. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 3.01% for the quarter ended March 31, 2021, compared to 2.95% for the same quarter a year ago.

(Reversal)/provision for credit losses

As permitted under the Coronavirus, Aid, Relief and Economic Security Act (the "CARES Act") and as extended by the Consolidated Appropriations Act, 2021, the Company adopted the Current Expected Credit Losses ("CECL") methodology for estimated credit losses effective as of January 1, 2021. The adoption of CECL under a modified retrospective approach as of January 1, 2021 increased the allowance for loan losses by $13.9 million and allowance for unfunded credit commitments by $0.5 million and an after-tax decrease to opening retained earnings of $10.2 million. As of March 31, 2021, the allowance for loan losses decreased $19.9 million to $160.6 million, or 1.03% of gross loans, compared to $180.5 million, or 1.15% of gross loans, as of January 1, 2021. The change in the allowance for loan losses included a $12.1 million reversal for loan losses for the first quarter of 2021, as a result of the improving macroeconomic conditions and $7.8 million in net charge-offs. In the first quarter of 2020, a provision for loan losses of $25.0 million was recorded under the incurred loss method. The Company will continue to monitor the continuing impact of the COVID-19 pandemic on credit risks and losses, as well as on customer demand deposits and other liabilities and assets. The following table sets forth the charge-offs and recoveries for the periods indicated:

	Three months ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(In thousands) (Unaudited)
Charge-offs:
Commercial loans	$ 9,138	$ 8,613	$ 1,321
Total charge-offs	9,138	8,613	1,321
Recoveries:
Commercial loans	1,269	912	1,208
Real estate loans(1)	111	109	162
Total recoveries	1,380	1,021	1,370
Net charge-offs/(recoveries)	$ 7,758	$ 7,592	$ (49)

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Allowance for credit losses

The following table presents a roll forward of the allowance for credit losses for the periods indicated:

	Three Months Ended March 31, 2021			Three Months Ended December 31, 2020			Three Months Ended March 31, 2020
Allowance for Credit Losses Rollforward	Allowance for Loan Losses	Reserve for Unfunded Loan Commitments	Total Allowance for Credit Losses	Allowance for Loan Losses	Reserve for Unfunded Loan Commitments	Total Allowance for Credit Losses	Allowance for Loan Losses	Reserve for Unfunded Loan Commitments	Total Allowance for Credit Losses

Beginning Balance	$ 166,538	$ 5,880	$ 172,418	$ 179,131	$ 5,663	$ 184,794	$ 123,224	$ 3,855	$ 127,079
Impact of ASU 2016-13 adoption	13,913	539	14,452	—	—	—	—	—	—
Balance, at January 1, 2021	180,451	6,419	186,870	179,131	5,663	184,794	123,224	3,855	127,079
(Reversal)/provision for credit losses	(12,110)	(1,448)	(13,558)	(5,000)	217	(4,783)	25,000	(842)	24,158
Charge-offs	(9,138)	—	(9,138)	(8,613)	—	(8,613)	(1,321)	—	(1,321)
Recoveries	1,380	—	1,380	1,020	—	1,020	1,370	—	1,370
Net (charge-offs)/recoveries	(7,758)	—	(7,758)	(7,593)	—	(7,593)	49	—	49
Ending Balance	$ 160,583	$ 4,971	$ 165,554	$ 166,538	$ 5,880	$ 172,418	$ 148,273	$ 3,013	$ 151,286

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), wire transfer fees, and other sources of fee income, was $10.0 million for the first quarter of 2021, an increase of $4.2 million, or 72.4%, compared to $5.8 million for the first quarter of 2020. The increase was primarily due to a $3.4 million decrease in net losses from equity securities and a $0.8 million increase in gain from sale of securities, when compared to the same quarter a year ago.

Non-interest expense

Non-interest expense increased $6.2 million, or 9.5%, to $71.4 million in the first quarter of 2021 compared to $65.2 million in the same quarter a year ago. The increase in non-interest expense in the first quarter of 2021 was primarily due to a decrease of $4.2 million in income from other real estate owned, an increase of $1.8 million in salaries and other employee benefits, an increase of $1.0 million in contributions to the Cathay Bank foundation, to combat anti-Asian American hate crimes, and an increase of $0.7 million in costs associated with debt redemption, offset, in part, by a decrease of $2.3 million in amortization expense of investments in low-income housing and alternative energy partnerships, when compared to the same quarter a year ago. The efficiency ratio was 47.0% in the first quarter of 2021 compared to 44.6% for the same quarter a year ago.

Income taxes

The effective tax rate for the first quarter of 2021 was 21.9% compared to 16.3% for the first quarter of 2020. The effective tax rate includes the impact of alternative energy investments and low-income housing tax credits.

BALANCE SHEET REVIEW

Gross loans were $15.7 billion as of March 31, 2021, an increase of $7.5 million, or 0.05%, from $15.6 billion as of December 31, 2020. The increase was primarily due to an increase of $93.5 million in Paycheck Protection Program Loans, offset, in part, by a decrease of $43.2 million, or 1.0%, in residential mortgage loans and $39.7 million, or 1.5%, in commercial loans not including Paycheck Protection Program Loans. During the first quarter of 2021, Cathay Bank funded 1,333 new PPP loans totaling $142.4 million. Loan fees recognized on PPP loans were $2.5 million in the first quarter of 2021 compared to $1.7 million in the fourth quarter of 2020.

The loan balances and composition as of March 31, 2021, compared to December 31, 2020 and March 31, 2020, are presented below:

	March 31, 2021	December 31, 2020	March 31, 2020
	(In thousands) (Unaudited)
Commercial loans	$ 2,556,247	$ 2,595,926	$ 2,973,078
Paycheck protection program loans	334,446	240,907	—
Residential mortgage loans	4,102,203	4,145,389	4,173,876
Commercial mortgage loans	7,549,522	7,555,027	7,422,585
Equity lines	428,318	424,555	385,317
Real estate construction loans	677,816	679,492	577,240
Installment and other loans	3,296	3,100	2,116
Gross loans	$ 15,651,848	$ 15,644,396	$ 15,534,212

Allowance for loan losses	(160,583)	(166,538)	(148,273)
Unamortized deferred loan fees	(6,872)	(2,494)	(277)
Total loans, net	$ 15,484,393	$ 15,475,364	$ 15,385,662

Total deposits were $16.4 billion as of March 31, 2021, an increase of $244.2 million, or 1.5%, from $16.1 billion as of December 31, 2020. The increases in noninterest-bearing demand deposits, money market deposits and savings deposits resulted from higher liquidity maintained by our depositors during these uncertain times and improved money market deposit generation. The decreases in time deposits resulted primarily from the runoff of wholesale time deposits and migration of some maturing time deposits to money market deposits. During the first quarter of 2021, our deposits excluding CD's increased by $695.5 million, or 29.5% annualized. The deposit balances and composition as of March 31, 2021, compared to December 31, 2020 and March 31, 2020, are presented below:

	March 31, 2021	December 31, 2020	March 31, 2020
	(In thousands) (Unaudited)
Non-interest-bearing demand deposits	$ 3,495,775	$ 3,365,086	$ 2,860,580
NOW deposits	1,915,822	1,926,135	1,514,434
Money market deposits	3,808,794	3,359,191	2,482,950
Savings deposits	911,210	785,672	710,602
Time deposits	6,222,032	6,673,317	7,521,584
Total deposits	$ 16,353,633	$ 16,109,401	$ 15,090,150

ASSET QUALITY REVIEW

As of March 31, 2021, total non-accrual loans were $94.4 million, an increase of $26.7 million, or 39.5%, from $67.7 million as of December 31, 2020, and an increase of $40.7 million, or 75.8%, from $53.7 million as of March 31, 2020. The increase from the fourth quarter was due primarily to an $18.8 million oil and gas commercial loan and a $10.1 million commercial mortgage loan placed on nonaccrual status during the first quarter of 2021.

The allowance for loan losses was $160.6 million and the allowance for off-balance sheet unfunded credit commitments was $5.0 million as of March 31, 2021. The allowances represent the amount estimated by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded credit commitments. The $160.6 million allowance for loan losses as of March 31, 2021, decreased $19.9 million, or 11.0%, from $180.5 million as of January 1, 2021. The allowance for loan losses represented 1.03% of period-end gross loans, and 166.26% of non-performing loans as of March 31, 2021. The comparable ratios were 1.06% of period-end gross loans, and 229.18% of non-performing loans as of December 31, 2020. The changes in non-performing assets and troubled debt restructurings as of March 31, 2021, compared to December 31, 2020 and March 31, 2020, are presented below:

(Dollars in thousands) (Unaudited)	March 31, 2021	December 31, 2020	% Change	March 31, 2020	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ 2,138	$ 4,982	(57)	$ 4,531	(53)
Non-accrual loans:
Construction loans	4,189	4,286	(2)	4,482	(7)
Commercial mortgage loans	43,361	33,715	29	11,859	266
Commercial loans	38,351	23,087	66	30,443	26
Residential mortgage loans	8,545	6,596	30	6,949	23
Total non-accrual loans:	$ 94,446	$ 67,684	40	$ 53,733	76
Total non-performing loans	96,584	72,666	33	58,264	66
Other real estate owned	4,918	4,918	-	9,048	(46)
Total non-performing assets	$ 101,502	$ 77,584	31	$ 67,312	51
Accruing troubled debt restructurings (TDRs)	$ 27,864	$ 27,721	1	$ 34,364	(19)

Allowance for loan losses	$ 160,583	$ 166,538	(4)	$ 148,273	8
Total gross loans outstanding, at period-end	$ 15,651,848	$ 15,644,396	0	$ 15,534,212	1

Allowance for loan losses to non-performing loans, at period-end	166.26%	229.18%		254.48%
Allowance for loan losses to gross loans, at period-end	1.03%	1.06%		0.95%

The ratio of non-performing assets to total assets was 0.5% as of March 31, 2021, compared to 0.4% as of December 31, 2020. Total non-performing assets increased $23.9 million, or 30.8%, to $101.5 million as of March 31, 2021, compared to $77.6 million as of December 31, 2020, primarily due to an increase of $26.8 million, or 39.5%, in nonaccrual loans, offset, in part, by a decrease of $2.8 million, or 57.1%, in accruing loans past due 90 days or more.

CAPITAL ADEQUACY REVIEW

As of March 31, 2021, the Company's Tier 1 risk-based capital ratio of 13.94%, total risk-based capital ratio of 15.84%, and Tier 1 leverage capital ratio of 11.06%, calculated under the Basel III capital rules, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. As of December 31, 2020, the Company's Tier 1 risk-based capital ratio was 13.53%, total risk-based capital ratio was 15.47%, and Tier 1 leverage capital ratio was 10.94%.

CONFERENCE CALL

Cathay General Bancorp will host a conference call to discuss its first quarter 2021 financial results this afternoon, Monday, April 26, 2021, at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 5682513. A presentation to accompany the earnings call will be available at www.cathaygeneralbancorp.com. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 38 branches in California, 10 branches in New York State, four in Washington State, three in Illinois, two in Texas, one in Maryland, Massachusetts, Nevada, and New Jersey, one in Hong Kong, and a representative office in Taipei, Beijing, and Shanghai. Cathay Bank's website is at www.cathaybank.com. Cathay General Bancorp's website is at www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from local, regional, national and international business, market and economic conditions and events (such as the COVID-19 pandemic) and the impact they may have on us, our customers and our operations, assets and liabilities; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; our ability to generate anticipated returns on our investments and financings, including in tax-advantaged projects; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters, public health crises (such as the COVID-19 pandemic) and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2020 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to update or review any forward-looking statement to reflect circumstances, developments or events occurring after the date on which the statement is made or to reflect the occurrence of unanticipated events.

CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	March 31, 2021	December 31, 2020	March 31, 2020

FINANCIAL PERFORMANCE
Net interest income before (reversal)/provision for credit losses	$ 141,818	$ 139,820	$ 140,311
(Reversal)/provision for credit losses	(13,558)	(5,000)	25,000
Net interest income after (reversal)/provision for credit losses	155,376	144,820	115,311
Non-interest income	10,000	11,451	5,786
Non-interest expense	71,403	75,046	65,154
Income before income tax expense	93,973	81,225	55,943
Income tax expense	20,589	10,332	9,091
Net income	$ 73,384	$ 70,893	$ 46,852

Net income per common share
Basic	$ 0.92	$ 0.89	$ 0.59
Diluted	$ 0.92	$ 0.89	$ 0.59

Cash dividends paid per common share	$ 0.31	$ 0.31	$ 0.31

SELECTED RATIOS
Return on average assets	1.57%	1.50%	1.05%
Return on average total stockholders' equity	12.23%	11.75%	8.12%
Efficiency ratio	47.03%	49.61%	44.60%
Dividend payout ratio	33.59%	34.80%	52.63%

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	3.68%	3.74%	4.44%
Total interest-bearing liabilities	0.67%	0.86%	1.49%
Net interest spread	3.01%	2.88%	2.95%
Net interest margin	3.20%	3.12%	3.34%

CAPITAL RATIOS	March 31, 2021	December 31, 2020	March 31, 2020
Tier 1 risk-based capital ratio	13.94%	13.53%	12.38%
Total risk-based capital ratio	15.84%	15.47%	14.12%
Tier 1 leverage capital ratio	11.06%	10.94%	10.82%

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	March 31, 2021	December 31, 2020	March 31, 2020

Assets
Cash and due from banks	$ 141,885	$ 138,616	$ 136,350
Short-term investments and interest bearing deposits	1,612,411	1,282,462	363,666
Securities available-for-sale (amortized cost of $898,463 at March 31, 2021,
$1,019,230 at December 31, 2020 and $1,330,232 at March 31, 2020)	908,844	1,036,550	1,355,173
Loans	15,651,848	15,644,396	15,534,212
Less: Allowance for loan losses	(160,583)	(166,538)	(148,273)
Unamortized deferred loan fees, net	(6,872)	(2,494)	(277)
Loans, net	15,484,393	15,475,364	15,385,662
Equity securities	20,993	23,744	18,790
Federal Home Loan Bank stock	17,250	17,250	17,250
Other real estate owned, net	4,918	4,918	9,048
Affordable housing investments and alternative energy partnerships, net	296,229	309,016	294,639
Premises and equipment, net	101,864	102,998	103,481
Customers' liability on acceptances	4,125	13,753	5,175
Accrued interest receivable	58,216	59,032	53,110
Goodwill	372,189	372,189	372,189
Other intangible assets, net	5,249	5,434	6,187
Right-of-use assets- operating leases	32,927	30,919	32,743
Other assets	159,319	170,889	142,996
Total assets	$ 19,220,812	$ 19,043,134	$ 18,296,459

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 3,495,775	$ 3,365,086	$ 2,860,580
Interest-bearing deposits:
NOW deposits	1,915,822	1,926,135	1,514,434
Money market deposits	3,808,794	3,359,191	2,482,950
Savings deposits	911,210	785,672	710,602
Time deposits	6,222,032	6,673,317	7,521,584
Total deposits	16,353,633	16,109,401	15,090,150

Short-term borrowings	—	—	12,898
Advances from the Federal Home Loan Bank	75,000	150,000	495,000
Other borrowings for affordable housing investments	23,333	23,714	28,981
Long-term debt	119,136	119,136	119,136
Deferred payments from acquisition	—	—	7,716
Acceptances outstanding	4,125	13,753	5,175
Lease liabilities - operating leases	35,803	33,484	34,790
Other liabilities	155,870	175,502	189,576
Total liabilities	16,766,900	16,624,990	15,983,422
Stockholders' equity	2,453,912	2,418,144	2,313,037
Total liabilities and equity	$ 19,220,812	$ 19,043,134	$ 18,296,459

Book value per common share	$ 30.83	$ 30.41	$ 29.12
Number of common shares outstanding	79,595,025	79,508,265	79,420,267

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 159,721	$ 163,618	$ 177,870
Investment securities	3,067	3,469	7,610
Federal Home Loan Bank stock	217	217	305
Deposits with banks	315	292	951
Total interest and dividend income	163,320	167,596	186,736

INTEREST EXPENSE
Time deposits	14,009	19,416	35,155
Other deposits	5,594	5,725	7,991
Advances from Federal Home Loan Bank	475	1,180	1,552
Long-term debt	1,424	1,455	1,440
Deferred payments from acquisition	—	—	58
Short-term borrowings	—	—	229
Total interest expense	21,502	27,776	46,425

Net interest income before (reversal)/provision for credit losses	141,818	139,820	140,311
(Reversal)/provision for credit losses	(13,558)	(5,000)	25,000
Net interest income after (reversal)/provision for credit losses	155,376	144,820	115,311

NON-INTEREST INCOME
Net (losses)/gains from equity securities	(2,752)	780	(6,102)
Securities gains, net	853	542	6
Letters of credit commissions	1,690	1,749	1,640
Depository service fees	1,363	1,271	1,298
Other operating income	8,846	7,109	8,944
Total non-interest income	10,000	11,451	5,786

NON-INTEREST EXPENSE
Salaries and employee benefits	32,722	31,545	30,939
Occupancy expense	5,046	5,199	5,177
Computer and equipment expense	3,271	2,915	2,593
Professional services expense	4,710	6,270	5,145
Data processing service expense	3,655	3,893	3,666
FDIC and State assessments	1,925	2,145	2,415
Marketing expense	2,882	1,334	1,886
Other real estate owned expense/(income)	94	138	(4,104)
Amortization of investments in low income housing and alternative energy partnerships	11,570	15,228	13,890
Amortization of core deposit intangibles	172	172	172
Cost associated with debt redemption	732	693	—
Other operating expense	4,624	5,514	3,375
Total non-interest expense	71,403	75,046	65,154

Income before income tax expense	93,973	81,225	55,943
Income tax expense	20,589	10,332	9,091
Net income	$ 73,384	$ 70,893	$ 46,852
Net income per common share:
Basic	$ 0.92	$ 0.89	$ 0.59
Diluted	$ 0.92	$ 0.89	$ 0.59

Cash dividends paid per common share	$ 0.31	$ 0.31	$ 0.31
Basic average common shares outstanding	79,530,777	79,540,694	79,588,076
Diluted average common shares outstanding	79,832,305	79,834,150	79,830,025

CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	Three months ended
(In thousands)	March 31, 2021		December 31, 2020		March 31, 2020
Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$ 15,691,976	4.13%	$ 15,569,490	4.18%	$ 15,213,440	4.70%
Taxable investment securities	995,704	1.25%	1,073,058	1.29%	1,379,365	2.22%
FHLB stock	17,250	5.10%	17,250	5.00%	17,268	7.09%
Deposits with banks	1,283,375	0.10%	1,156,764	0.10%	311,024	1.23%
Total interest-earning assets	$ 17,988,305	3.68%	$ 17,816,562	3.74%	$ 16,921,097	4.44%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,890,390	0.14%	$ 1,694,831	0.15%	$ 1,388,597	0.21%
Money market deposits	3,552,217	0.54%	3,295,103	0.59%	2,437,997	1.15%
Savings deposits	845,543	0.10%	797,438	0.11%	733,372	0.18%
Time deposits	6,404,755	0.89%	6,687,731	1.15%	7,495,619	1.89%
Total interest-bearing deposits	$ 12,692,905	0.63%	$ 12,475,103	0.80%	$ 12,055,585	1.44%
Other borrowed funds	123,424	1.56%	237,467	1.98%	392,029	1.89%
Long-term debt	119,136	4.85%	119,136	4.86%	119,136	4.86%
Total interest-bearing liabilities	12,935,465	0.67%	12,831,706	0.86%	12,566,750	1.49%

Non-interest-bearing demand deposits	3,406,460		3,365,075		2,863,889

Total deposits and other borrowed funds	$ 16,341,925		$ 16,196,781		$ 15,430,639

Total average assets	$ 19,002,097		$ 18,843,635		$ 18,003,041
Total average equity	$ 2,433,976		$ 2,400,494		$ 2,320,283

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CONTACT: Heng W. Chen, (626) 279-3652